This Agreement, made this 26th day of April, 1995 between Potomac Electric Power Company, hereinafter referred to as the "Company" and Edward F. Mitchell, hereinafter referred to as "Mitchell",

WITNESSETH:

     WHEREAS, Mitchell has served as Chief Executive Officer of the Company since September 1, 1989; and

     WHEREAS, the Company wishes to make provision for the continuance of Mitchell's employment as Chief Executive Officer for the period specified herein; and

     WHEREAS, Mitchell is willing to continue as Chief Executive
Officer upon the terms and conditions hereinafter set forth;

     NOW THEREFORE, the parties agree as follows:

     1. For the period beginning on the date of execution of this Agreement and ending on January 1, 1997 (or such subsequent date as may be mutually agreed to in writing between the Company and Mitchell) Mitchell will serve as Chief Executive Officer of the Company, unless his services are sooner terminated in accordance with the provisions of clause numbered 3 hereafter. During the continuance of his employment, Mitchell will devote his full time and energies and best efforts to the business of the Company.

     2. Mitchell's salary during the period of this Agreement shall be payable monthly at an annual rate to be established by the Company's Board of Directors from time to time.

     3. Mitchell's services as Chief Executive Officer may be terminated at a time prior to January 1, 1997 (or such subsequent date as may be mutually agreed to in writing between the Company and Mitchell) in the following circumstances:

          (a) The Board of Directors of the Company may terminate Mitchell's services and effectuate his retirement upon a showing by clear and convincing evidence of just cause and with six (6) months' notice to Mitchell.

          (b) Mitchell's services shall be terminated upon a determination by the Company that he has become totally and permanently disabled to work for the Company due to physical or mental disability.

     4. Upon termination of Mitchell's services with the Company, whether on or before January 1, 1997 (or such subsequent date as may be mutually agreed to in writing between the Company and Mitchell) and for whatever reason, the Company will pay or cause to be paid to Mitchell, in addition to any amounts payable under the Company's General Retirement Plan, a monthly amount, commencing on the first day of the month following such termination and continuing through the first day of the month in which occurs Mitchell's death, equal to the excess of (a) below over (b) below:

          (a) one-twelfth (1/12th) of sixty-five percent (65%) of Mitchell's "final average annual pay", as defined below;

          (b) the monthly amount of pension benefit which Mitchell receives under the General Retirement Plan, calculated in the form of the Automatic Joint and Survivor Annuity, as defined in the General Retirement Plan, if Mitchell is married at the time of termination (to a spouse as to whom Automatic Joint and Survivor Annuity payments are available for election and elected under the General Retirement Plan), and on the Normal Form of Annuity, as defined in the General Retirement Plan, if Mitchell is not married at the time of termination. Mitchell hereby agrees that he shall not elect an optional form of annuity under the General Retirement Plan inconsistent with the foregoing.

     For purposes of this Agreement, Mitchell's final average annual pay shall be: (i) the amount paid or payable to Mitchell in respect of the last twelve (12) full months of his employment, without reduction for any deferrals under any deferred compensation plan or arrangement made available to Mitchell by the Company, plus (ii) the target annual award designated as applicable to Mitchell's position under the Company's Executive

Incentive Compensation Plan guidelines for the year in which his termination of employment occurs.

     5. (i) In the event of Mitchell's death after termination of employment but before 120 monthly payments have been made to Mitchell under clause 4 above, if Mitchell is survived by a spouse who is entitled to Automatic Joint and Surviving Spouse Annuity payments under the General Retirement Plan, the Company will pay or cause to be paid to such surviving spouse, in addition to any amounts payable under the Company's General Retirement Plan, a monthly amount, commencing on the first day of the month following the month in which Mitchell dies and continuing through the date upon which a total of 120 payments have been made to Mitchell and his surviving spouse, equal to the excess of (a) below over (b) below:

          (a)  the amount described in paragraph (a) under clause
4 above;

          (b) the monthly amount which said spouse receives under the General Retirement Plan by operation of the automatic
Joint and Surviving Spouse Annuity in effect thereunder.

          If Mitchell's spouse survives Mitchell but dies prior to the date upon which a total of 120 payments have been made to Mitchell and his surviving spouse, the estate of Mitchell's surviving spouse shall be entitled to receive monthly payments in an amount equal to the amount described in paragraph (a) under clause 4, above, until the date upon which a total of 120 payments have been made to Mitchell, his surviving spouse and the estate of such surviving spouse.

          (ii) If Mitchell's surviving spouse is still living after a total of 120 payments have been made under clause 4 and paragraph (i) of this clause 5, the Company will pay or cause to be paid to said surviving spouse, in addition to any amounts payable under the General Retirement Plan, a monthly amount, commencing on the first day of the month following the 120th payment and continuing through the first day of the month in which occurs the death of said surviving spouse, equal to the amount described in paragraph (iii) below.

          (iii) In the event of Mitchell's death after termination of employment and after 120 monthly payments have been made to Mitchell under clause 4 above, if Mitchell is survived by a spouse who is entitled to Automatic Joint and Survivor Annuity payments under the General Retirement Plan, the Company will pay or cause to be paid, in addition to any amounts payable under the General Retirement Plan, a monthly amount, commencing on the first day of the month following the month in which Mitchell dies and continuing through the first day of the month in which occurs the death of said surviving spouse, equal to the excess of (a) below over (b) below:

               (a) seventy-five percent (75%) of the amount described in paragraph (a) under clause 4 above;

               (b) the monthly amount which said spouse receives under the General Retirement Plan by operation of the Automatic
Joint and Surviving Spouse Annuity in effect thereunder.

          (iv)  In the event of Mitchell's death after
termination of employment but prior to receipt by Mitchell of 120 monthly payments of the benefit described in clause 4, above, if Mitchell is not survived by a spouse who is entitled to Automatic Joint and Surviving Spouse Annuity payments under the General Retirement Plan, the Company shall pay or cause to be paid to Mitchell's designated beneficiary, commencing on the first day of the month following Mitchell's death, an amount equal to the amount described in paragraph (a) under clause 4, above, until the sum of the number of monthly payments received by Mitchell under clause 4, above, and the number of monthly payments received by Mitchell's beneficiary under this paragraph (iv) of this clause 5 equals 120. For purposes of this paragraph (iv) of this clause 5, Mitchell's designated beneficiary shall be deemed to constitute the individual or individuals designated by Mitchell in his most recent writing on file with the Company. In the event that Mitchell fails to designate a beneficiary or in the event that Mitchell's designated beneficiary fails to survive

Mitchell, Mitchell shall be deemed to have designated his estate as beneficiary hereunder.

     6. In the event of Mitchell's death before termination of employment, if Mitchell is survived by a spouse to whom he was married for one year or more on the date of his death, the Company will pay or cause to be paid to such surviving spouse, in addition to any amounts payable under the Company's General Retirement Plan, a monthly amount, commencing on the first day of the month following the month in which Mitchell dies and continuing through the first day of the month in which occurs the death of said surviving spouse, equal to the excess of (a) below over (b) below:

          (a) seventy-five percent (75%) of the amount described in paragraph (a) under clause 4 above;

          (b) the monthly amount of Surviving Spouse Benefits which Mitchell's spouse receives under Article VI of the General
Retirement Plan.

     7. If pensions under the Company's General Retirement Plan should be increased for retired employees at any time or from time to time after Mitchell's termination of employment to take into account cost-of-living increases, the amount of the payments described in clauses 4 through 6 of this Agreement shall be increased at the same time or times according to the same formula that is applied to pension amounts under the General Retirement Plan.

     It is agreed that all benefits payable to Mitchell or to his beneficiary under Clauses 4 through 6 of this Agreement will be treated as compensation income to Mitchell or as income in respect of a decedent to Mitchell's beneficiary and that Mitchell (or his beneficiary) shall be personally responsible for any Federal income tax liability attributable thereto. However, in the event any additional excise tax or other extraordinary tax liability arises from such benefits and results in a Federal tax liability in excess of that generally attributable to compensation income, the Company shall increase the amount of benefits payable under clauses 4 through 6 so as to provide Mitchell or his beneficiary with additional funds to pay the amount of such additional excise tax or other extraordinary tax liability, plus any additional tax liability arising from such additional benefit payments.

     8. The Company agrees to continue after Mitchell's termination of employment, and for the remainder of his life, on a basis which produces no net additional income tax liability or other cost to Mitchell or his beneficiary, life insurance coverage or the equivalent on Mitchell's life through an arrangement under which Mitchell shall have the power to name the beneficiary and to assign the incidents of ownership in the policy. The face amount of such coverage shall be an amount equal to the excess of (a) over (b) below:

          (a) Three times Mitchell's final average salary determined in the manner described in provision (i) of the last paragraph of Clause 4 above.

          (b) The amount otherwise provided under the Company's group life insurance program generally applicable to retired executives of Mitchell's age during each year including, without limitation, any death benefits attributable to the Company's split dollar insurance program.

     9. The Company agrees that upon Mitchell's death, if Mitchell is survived by a spouse who is entitled to Automatic Joint and Surviving Spouse Annuity payments under the General Retirement Plan, the Company will continue for the remainder of said spouse's life to provide or cause to be provided to said spouse, on a basis which produces no net additional income tax or other cost to said spouse, medical coverage and benefits equivalent to those provided to the Company's active employees.

     10. The Company will also continue to provide tax preparation and financial advisory services to Mitchell for years up to and including the year in which he attains age 72, or, if Mitchell dies before reaching age 72, to his surviving spouse up to and including the year in which he would have reached age 72.

      11. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns (including without limitation any corporation which might acquire all or substantially all of the Company's assets and business or with which the Company may be consolidated or merged).

     12. This Agreement is effective on the date of execution hereof.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officers, under its corporate seal, by the order of its Board of Directors, and Mitchell has hereunto set his hand and seal both as of the day and year first above written.

                         POTOMAC ELECTRIC POWER COMPANY


                           /s/ John M. Derrick
                         By___________________________
                                   President
Attest:


/s/ William Torgerson
____________________________
          Secretary

                          /s/ Edward F. Mitchell
                         ____________________________(Seal)
                              Edward F. Mitchell